CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges                Exhibit 12 (ii)
and Ratio of Earnings to Fixed Charges and Preferred Dividends



                                                              2002                                 Year Ended December 31,
                                                --------------------------------    -----------------------------------------------
                                                3 Months    9 Months   12 Months
                                                  Ended      Ended       Ended
                                                Sept. 30    Sept. 30   Sept. 30(1)  2001 (1)      2000         1999          1998
                                                --------    --------    --------    --------    ---------    ---------    ---------
   Earnings:
A. Net Income from Continuing Operations        $  7,164    $ 25,644    $ 44,228    $ 44,178    $  52,595    $  51,881    $  52,544
B. Federal & State Income Tax                      4,695      17,029      (7,147)     (7,637)      37,150       28,144       28,627
                                                --------    --------    --------    --------    ---------    ---------    ---------
C. Earnings before Income Taxes                 $ 11,859    $ 42,673    $ 37,081    $ 36,541    $  89,745    $  80,025    $  81,171
                                                ========    ========    ========    ========    =========    =========    =========
D. Fixed Charges
      Interest on Mortgage Bonds                     534       1,873       2,543       5,211       11,342       13,057       14,225
      Interest on Other Long-Term Debt             2,703       7,090       8,888      10,446       12,864       11,094        8,890
      Other Interest                               2,823       8,988      11,707      11,820        6,251        4,860        3,639
      Interest Portion of Rents                      186         564         757         801          962          993        1,004
      Amortization of Premium &
        Expense on Debt                              318         924       1,259       1,350        1,170          993          924
                                                --------    --------    --------    --------    ---------    ---------    ---------
               Total Fixed Charges              $  6,564    $ 19,439    $ 25,154    $ 29,628    $  32,589    $  30,997    $  28,682
                                                ========    ========    ========    ========    =========    =========    =========

E. Total Earnings                               $ 18,423    $ 62,112    $ 62,235    $ 66,169    $ 122,334    $ 111,022    $ 109,853
                                                ========    ========    ========    ========    =========    =========    =========

   Preferred Dividend Requirements:
F. Allowance for Preferred Stock Dividends
             Under IRC Sec 247                  $    451    $  1,710    $  2,517    $  3,230    $   3,230    $   3,230    $   3,230
G. Less Allowable Dividend Deduction                 (32)        (96)       (127)       (127)        (127)        (127)        (127)
                                                --------    --------    --------    --------    ---------    ---------    ---------
H. Net Subject to Gross-up                           419       1,614       2,390       3,103        3,103        3,103        3,103
I. Ratio of Earnings before Income
        Taxes to Net Income (C/A)                  1.655       1.664       0.838       0.827        1.706        1.542        1.545
                                                --------    --------    --------    --------    ---------    ---------    ---------
J. Pref. Dividend (Pre-tax) (H x L)                  693       2,686       2,003       2,566        5,294        4,785        4,794
K. Plus Allowable Dividend Deduction                  32          96         127         127          127          127          127
                                                --------    --------    --------    --------    ---------    ---------    ---------
L. Preferred Dividend Factor                         725       2,782       2,130       2,693        5,421        4,912        4,921
M. Fixed Charges (D)                               6,564      19,439      25,154      29,628       32,589       30,997       28,682
                                                --------    --------    --------    --------    ---------    ---------    ---------
N. Total Fixed Charges and Preferred Dividends  $  7,289    $ 22,221    $ 27,284    $ 32,321    $  38,010    $  35,909    $  33,603
                                                ========    ========    ========    ========    =========    =========    =========
O. Ratio of Earnings to Fixed Charges (E/D)         2.81        3.20        2.47        2.23         3.75         3.58         3.83
                                                ========    ========    ========    ========    =========    =========    =========
P. Ratio of Earnings to Fixed Charges and
   Preferred Dividends (E/N)                        2.53        2.80        2.28        2.05         3.22         3.09         3.27
                                                ========    ========    ========    ========    =========    =========    =========

      (1) The reduction in the ratios reflect the net effect of regulatory actions in 2001 associated with the sale of the interests of Central Hudson in its fossil generating plants and the Nine Mile 2 Plant; including the recording of a significant amount of Federal Investment Income Tax Credits.